Exhibit 99.1

China Industrial Steel, Inc. Contacts: Frank Pena – Director 1-732-292-0322 Delong Zhou – Chief Financial Officer Phone 1-917-825-2997

China Industrial Steel, Inc. Reports Third Quarter Financial Results

Company Remains Profitable Year-To-Date

New York, New York – November 16, 2012 – China Industrial Steel, Inc. (the “Company”) today announced its earnings for the quarter ended September 30, 2012. The Company, filed its quarterly report on Form 10-Q with the Securities and Exchange Commission on November 14, 2012.

China Industrial Steel manufactures and sells in the Chinese domestic market four products; steel plate, steel bar, steel wire, and steel billet. Steel plate, steel wire and steel bar are primarily used in the construction of buildings and in large scale infrastructure projects, such as roads and bridges. Steel plate is also utilized by the ship building industry, and in the construction of pipelines. The Company also manufactures and sells steel billet, a semi-finished product, which is utilized as a raw material by other manufacturers. China Industrial Steel also sells some of the byproducts of its production process, including offcuts of steel plate and steel drop. Based on market conditions for these byproducts, the company may alternatively utilize them in its own manufacturing processes.

Summary of the Third Quarter 2012 Financials

•	Revenues for the third quarter of 2012 decreased 25% to $170 million from $226 million in the third quarter of 2011.

•	Management’s 2011 decision to modify steel bar production line to produce steel wire helped alleviate the negative market impact from a decline in the selling price of steel.

•	The Company was able to maintain its year-on-year tonnage sold, despite an overall general market decline for its steel products.

•	The Company reported a loss of $3.7 million for the quarter ended September 30, 2012 as compared to net income of $18.4 million for the same period in 2011.

•	Earnings per share for the three months ended September 30, 2012 were a loss of $0.05 as compared to a gain of $0.25 for the same period in 2011.

Liu Shenghong, Chief Executive Officer and Chairman of the Company, commenting on the quarterly results stated, “Our management team was pleased that we remained profitable for the first nine months of this year, despite a general downturn of the Chinese economy. Our shift from the production of steel bar to steel wire proved beneficial, as our steel wire sales continued to increase throughout the year, enabling us to maintain the tonnage sales levels achieved during the same period in 2011. But, as was common to the steel producers worldwide, the decrease in raw material costs was not fully sufficient to offset the effect of the decrease in the selling prices of steel products on our margins, most notably during the third quarter.”

Mr. Liu also stated, “The steel industry is subject to economic and industrial trends and the past two years have certainly been challenging, however consensus is that China’s economy is improving and we believe that the recently announced stimulus measures to be taken by the new administration will prove beneficial for Chinese business in general and the steel industry in particular. These stimulus programs include infrastructure projects such as airports, millions of affordable housing units, as well as the construction of new subway and train lines, all of which we believe will have a very positive effect on China’s demand for steel.”

Mr. Liu went on to say, “Over the past months, China Industrial Steel has aggressively optimized our production capabilities. We also have focused on building and enhancing relationships with new and existing customers, and have begun to explore financing strategies to facilitate our five-year expansion plans. These steps will help ensure that China Industrial Steel is well positioned to benefit from China’s economic recovery and future economic growth.”

Detailed Financial Discussion

For the three months ended September 30, 2012, China Industrial Steel’s revenue was $169,550,216, a decrease of $56,405,620, or 25%, compared to $225,955,836 for the comparable period in 2011. Price declines accounted for a revenue drop of approximately $59 million; however the Company was able to mitigate some of the negative impact with revenues generated from the increased sale of steel wire.

Revenue from the sale of steel plate was $68,888,563 for the three months ended September 30, 2012; a decrease of $72,941,235, or 51% compared to $141,829,798 for the three months ended September 30, 2011. The Company sold 146,689 tons of steel plate during the third quarter of 2012, a decrease of 80,308 tons or 35%, compared to 226,997 tons during the same period of 2011. In reaction to lower market prices and decreased market demand during the third quarter, China Industrial Steel reduced its production of steel plate. The average selling price of steel plate was approximately $470 per ton during the three months ended September 30, 2012, a decrease of $155 per ton, or 25%, from the approximate $625 per ton for the same three month period in 2011.

During the three months ended September 30, 2012, revenue from the sale of steel wire was $79,207,594, an increase of 41,552,643, or 110%, compared to 37,654,951 for the comparable period of 2011. During the period the Company sold 164,331 metric tons of steel wire, an increase of 108,659 metric tons, and an increase of 195%, compared to 55,672 metric tons for the same period in 2011. Due to market conditions, the average unit sales price of steel wire was approximately $482 per ton during the three months ended September 30, 2012, a decrease of $194 per ton, or 29%, from $676 per ton for the comparable period in 2011.

Revenue from steel billet was $17,691,200 for the three months ended September 30, 2012, a decrease of $23,833,791, or 57%, compared to $41,524,991 for the same period of 2011. The Company sold 35,957 metric tons of steel billet in the three months ended September 30, 2012, a decrease of 33,385 metric tons, or 48%, compared to 69,342 metric tons sold in the same period of 2011. The average unit sales price of steel billet was approximately $492 per ton during the three months ended September 30, 2012, a decrease of $107 per ton, or 18%, from the $599 per ton for the three months ended September 30, 2011.

Sales of byproducts accounted for $3,762,859 for the three months ended September 30, 2012, a decrease of $1,183,237, or 24%, compared to $4,946,096 for the comparable period of 2011.

The Company’s revenue breakdown for the three months ended September 30, 2012 and 2011 can be found in the following table.

	2012		2011
Products	Revenue	Quantity (Ton)	Revenue	Quantity (Ton)
Steel plate	$68,888,563	146,689	$141,829,798	226,997
Steel wire / bar	79,207,594	164,331	37,654,951	55,672
Steel billet	17,691,200	35,957	41,524,991	69,342
Byproducts and others	3,762,859	-	4,946,096	-
Products Total	$169,550,216	346,977	$225,955,836	352,011

The Company incurred a loss of $3,748,280 from operations during the three months ended September 30, 2012, compared to net income of $18,354,951 for the comparable period of 2011. The decrease of net income was attributable primarily to an industry-wide decrease in the sales price of steel products. The average sales price per ton decreased by 24%, a 10 percentage points higher than the 14% decrease in the average cost of sales per ton.

CHINA INDUSTRIAL STEEL INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (IN US DOLLARS) (UNAUDITED)
	September 30,	December 31,
ASSETS	2012	2011
Current Assets:
Cash	$1,100,439	$1,737,495
Bank notes receivable	225,955	2,342,186
Accounts receivables, net	6,079,850	20,862,269
Inventories, net	9,790,159	16,139,936
Advances to suppliers, net	2,639,108	3,215,680
VAT and other taxes recoverable	29,747,838	21,612,482
Advances to related parties	176,815,708	77,416,285
Total Current Assets	226,399,057	143,326,333

Machinery and Equipment, Net	96,868,009	84,410,398
Machinery and Equipment - acquired from related parties, Net	88,388,646	98,514,249
Total Machinery and Equipment, Net	185,256,655	182,924,647

Other Assets:
Restricted cash	3,500,420	5,402,600
Land use rights and buildings under capital leases	5,111,815	5,613,105
Total Other Assets	8,612,235	11,015,705

TOTAL ASSETS	$420,267,947	$337,266,685

Current Liabilities:
Accounts payable	$96,776,076	$23,095,827
Accounts payable - related parties	10,181,676	184,447
Accrued liabilities	2,418,914	2,622,224
Taxes payables	17,729	1,868,886
Bank and private loans payable	20,191,059	34,640,200
Bank notes payable	3,023,090	3,019,100
Equipment loan payable - related parties	3,938,219	11,562,752
Current obligations under capital leases - related parties	631,937	597,258
Short term loan payable - related party	795,550	1,747,900
Advances from customers	86,023,316	13,257,487
Total Current Liabilities	223,997,566	92,596,081

Long Term Liabilities:
Equipment loan payables - related parties	-	51,093,694
Obligation under capital leases - related parties	5,780,795	6,254,954
Total Long Term Liabilities	5,780,795	57,348,648

TOTAL LIABILITIES	229,778,361	149,944,729

Commitments and Contingencies
Stockholders' Equity:
Common stock, $0.0001 par value, 980,000,000 authorized, 73,620,391 and 73,542,058 issued and outstanding at 09/30/2012 and 12/31/2011, respectively	7,362	7,354
Paid-in capital	16,417,235	16,299,744
Statutory reserves	6,530,869	6,530,869
Retained earnings	152,995,798	150,189,517
Accumulated other comprehensive income	14,538,322	14,294,472
Total Stockholders' Equity	190,489,586	187,321,956
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$420,267,947	$337,266,685

CHINA INDUSTRIAL STEEL INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATION AND COMPREHENSIVE INCOME (LOSS) IN US DOLLARS (UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Sales to customers	$162,539,814	$222,596,275	$475,334,300	$605,634,960
Sales to related parties	7,010,402	3,359,561	16,816,933	24,644,993
Total Revenues	169,550,216	225,955,836	492,151,233	630,279,953

Cost of Revenue
Cost of Revenue - non-related parties	72,622,372	24,541,195	197,528,829	73,393,963
Cost of Revenue - related parties	99,305,592	177,943,910	283,719,169	508,579,448
Total Cost of Revenue	171,927,964	202,485,105	481,247,998	581,973,411

Gross Profit	(2,377,748)	23,470,731	10,903,235	48,306,542

Selling and General and Administrative Expenses
Selling and General and Administrative Expenses - non-related parties	579,364	620,093	1,940,420	1,479,380
Selling and General and Administrative Expenses - related parties	165,787	225,951	1,048,696	629,402
Total Selling and General and Administrative Expenses	745,151	846,044	2,989,116	2,108,782

(Loss) Income From Operations	(3,122,899)	22,624,687	7,914,119	46,197,760

Other Income (Expenses)
Interest income	137,276	47,132	191,885	55,675
Interest expense - bank and private borrowings	(584,983)	(222,538)	(2,451,068)	(797,134)
Interest expense - related parties	(177,674)	(1,206,802)	(1,464,263)	(3,405,577)
Total Other Income (Expenses)	(625,381)	(1,382,208)	(3,723,446)	(4,147,036)

(Loss) income from operation before income tax	(3,748,280)	21,242,479	4,190,673	42,050,724
Provision for income tax	-	2,887,528	1,384,392	5,858,792
Net (Loss) Income	(3,748,280)	18,354,951	2,806,281	36,191,932

Earnings Per Share - Basic and Diluted	(0.05)	0.25	0.04	0.49
Weighted Average Shares Outstanding - Basic and Diluted	73,620,391	73,542,058	73,585,924	73,287,782

Other Comprehensive Income (Loss):
Foreign currency translation (loss) gain	2,042,302	2,196,174	243,850	5,209,554
Comprehensive Income (Loss)	(1,705,978)	20,551,125	3,050,131	41,401,486

About China Industrial Steel, Inc.

China Industrial Steel, Inc., (“CIS” or the “Company”) through its wholly owned subsidiary, Handan Hongri Metallurgy Co., Ltd., produces and sells steel billet, steel plate and steel bar for domestic and export customers.  The Company currently operates four production lines from its headquarters on approximately 1,000 acres in Handan City in the Hebei Province, China, where steel production is a significant component of the regional economy.

China Industrial Steel manufactures and sells in the Chinese domestic market four products; steel plate, steel bar, steel wire, and steel billet. Steel plate, steel wire and steel bar are primarily used in the construction of buildings and in large scale infrastructure projects, such as roads and bridges. Steel plate is also utilized by the ship building industry, and in the construction of pipelines. The Company also manufactures and sells steel billet, a semi-finished product, which is utilized as a raw material by other manufacturers.  China Industrial Steel also sells some of the byproducts of its production process, including offcuts of steel plate and steel drop. Based on market conditions for these byproducts, the company may alternatively utilize them in its own manufacturing processes.

Forward-looking statements:

The above news release contains forward-looking statements. The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements related to expected market trends and the Company's performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performances, and are subject to a wide range of external factors, uncertainties, business risks, and other risks identified in filings made by the company with the Securities and Exchange Commission. Actual results may differ materially from those indicated by such forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.